The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
January 24, 2006	Crystal B. Leiderman (Bedwell) Director, Investor Relations 800-847-5322 Jim Drewitz, Investor Relations

972-355-6070

THE ALLIED DEFENSE GROUP PROVIDES INTERIM FY 2005 BUSINESS UPDATE

Company Announces Participation in
SG Cowen & Co. 27th Annual Global Aerospace Conference

VIENNA, Virginia, January 24, 2006 – The Allied Defense Group, Inc. (AMEX:ADG) announces an interim business update for its fiscal year 2005, which ended December 31, 2005. The Company is scheduled to announce full-year 2005 financial results on March 15, 2006.

Allied Defense states that due to delays in receiving two significant contracts, it expects to achieve operating results toward the low end of the financial target range previously provided on November 11, 2005. The previously issued guidance was earnings per fully diluted share in the range of $(0.60) — $0.80 for full-year 2005.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “As discussed in our third quarter 2005 earnings announcement, the issue remains a matter of timing. MECAR still accounts for a majority of our revenue and profit. As such, we are still subject to risks associated with that business, including delays in receiving large contracts from sovereign entities. We anticipated signing two significant contracts late in 2005, amounting to approximately $35 million in revenue. We are continuing discussions with these repeat customers and anticipate receiving orders early in 2006, which will benefit our 2006 financial results. Our core business remains healthy, as evidenced by our $100+ million backlog.”

Additionally, the Company announces it will present at the SG Cowen & Co. 27th Annual Global Aerospace Conference on Wednesday, February 8, 2006. Major General (Ret.) John J. Marcello, Allied’s Chief Executive Officer and President, and Robert P. Dowski, Allied’s Chief Financial Officer, are scheduled to present an overview of the Company and discuss future growth opportunities at 11:55 a.m., EST. The conference will be held at the Inter-Continental Barclay Hotel in New York City.

The presentation will be broadcast live via web cast and can be accessed on the SG Cowen web site, www.sgcowen.com. In addition, the presentation materials will be available on Allied Defense’s web site, www.allieddefensegroup.com.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.